July 1, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street North East

Washington, DC 20549

Re:	M Line Holdings, Inc.

Commission File Number 000-53265

We have read the statements that we understand M Line Holdings, Inc. will include in Item 4.01 of Form 8k dated June 28, 2013 that it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, CA